MG European Equity Fund - 10f3 Transactions - Q2 2000

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Numico	Royal Ahold N.V.	Estee Lauder
Underwriters	DB, Schroder Salomon Smith Barney	ABN, Goldman Sachs, Merrill Lynch	Goldman Sachs, Merrill Lynch, JPMorgan
Years of continuous operation, including predecessors	> 3 Years	> 3 Years	> 3 Years
Security	Numico	Royal Ahold Common Shares	Estee Lauder Common Stock
Is the affiliate a manager or co-manager of offering?	Jt. Co.	no	no
Name of underwriter or dealer from which purchased	Schroder Salomon Smith Barney	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/21/2000	5/16/2000	5/25/2000

Total amount of offering sold to QIBs	$ -	$ -	$ -
Total amount of any concurrent public offering	$ 476,588,646	$ 5,371,542,819	$ 348,000,000
Total	$ 476,588,646	$ 5,371,542,819	$ 348,000,000

Public offering price	$ 48.19	$ 28.88	$ 43.50
Price paid if other than public offering price	same	n/a	N/a
Underwriting spread or commission	$ 0.759 (1.575%)	$ 0.58 (2.00%)	$ 1.35 (3.1%)

Shares purchased	6,250	n/a	N/a
Amount of purchase	$ 301,184	n/a	N/a

% of offering purchased by fund	0.06%	n/a	n/a
% of offering purchased by associated funds	1.93%	n/a	n/a
Total (must be less than 25%)	1.99%	n/a	n/a